FORM 8-K

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 27, 2006

TELEPHONE AND DATA SYSTEMS, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-14157 (Commission File Number)	36-2669023 (IRS Employer Identification No.)

30 North LaSalle Street, Suite 4000, Chicago, Illinois (Address of principal executive offices)	60602 (Zip Code)

Registrant's telephone number, including area code: (312) 630-1900

Not Applicable (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02. Results of Operations and Financial Condition.

On February 27, 2006, Telephone and Data Systems, Inc. ("TDS") issued a news release announcing certain information relating to the timing of the filing of restatements of prior periods, the Form 10-Q for the period ended September 30, 2005, the Form 10-K for the year ended December 31, 2005 and the Form 10-Q for the quarter ending March 31, 2006, and certain other information. A copy of the news release is attached hereto as Exhibit 99.1 and incorporated by reference herein.

In addition, on February 27, 2006, TDS issued a news release updating guidance for 2005 and issuing guidance for 2006. A copy of the news release is attached hereto as Exhibit 99.2 and incorporated by reference herein.

In 2006, U.S.Cellular and TDS Telecom (ILEC and CLEC combined) anticipate issuing stock options with a fair value of approximately $20 million and $10 million, respectively.The total anticipated fair value of all stock option awards for the consolidated TDS enterprise is expected to be approximately $40 million, all of which is non-cash.These estimates were included in the guidance for operating income that the company issued on February 27, 2006. Actual compensation expense will vary based on the actual number of options issued and other market factors. The companies have not completed their analysis of FAS123(R) and expect to do so prior to the filing of the Forms 10 -Q for the quarter ending March 31, 2006.

The information in this Item 2.02 of Form 8-K is being furnished and shall not be deemed "filed" for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section.

Item 3.01(a). Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On February 28, 2006, The American Stock Exchange ("AMEX") granted TDS an extension to regain compliance with the AMEX listing standards until June 30, 2006.

As previously disclosed, on November 15, 2005, TDS received a notice from the staff of the AMEX indicating that TDS was not in compliance with Sections 134, 1003(d) and 1101 of the AMEX Company Guide as a result of the failure to file its quarterly report on Form 10-Q for the period ended September 30, 2005 on a timely basis. Pursuant to such letter, on November 30, 2005, TDS submitted a plan to the AMEX to bring it into compliance with the AMEX Company Guide by no later than January 17, 2006. On December 16, 2005, TDS received a letter from the AMEX stating that the AMEX had approved such plan and that the listing of the TDS Common Shares and TDS Special Common Shares will continue pursuant to an extension until January 17, 2006. On January 12, 2006, TDS requested a further extension until January 31, 2006, which was granted by the AMEX on January 13, 2006. On January 24, 2006, TDS requested a further extension until February 28, 2006, which was granted by the AMEX on January 26, 2006.

On February 28, 2006, TDS issued a joint press release, together with its subsidiary, United States Cellular Corporation, disclosing that the AMEX granted TDS an extension until June 30, 2006 to regain compliance with the AMEX listing standards. A copy of such press release is attached hereto as Exhibit 99.3 and incorporated by reference herein.

Item 8.01. Other Matters.

As discussed in the press release attached as Exhibit 99.1, the restatements and delays in filing resulted in technical defaults under certain revolving credit agreements between certain lenders and TDS and U.S. Cellular and certain forward contracts between subsidiaries of TDS and U.S. Cellular and a counterparty. The information in this Item 8.01 is being filed to report that on February 27, 2006, TDS and U.S. Cellular obtained extensions of waivers of defaults from such lenders and counterparty until March 31, 2006. TDS and U.S. Cellular have requested a further extension of the waivers of these defaults subject to the condition that they file their restatements, their Forms 10-Q for the period ended September 30, 2005, their Forms

10-K for the year ended December 31, 2005 and their Forms 10-Q for the quarter ending March 31, 2006 with the SEC by June 30, 2006. A copy of the press release attached hereto as Exhibit 99.1 is incorporated by reference herein.

In addition, the information in this Item 8.01 is being filed to disclose that, due to the delay in SEC filings, TDS will be required to suspend its dividend reinvestment plans for its Series A Common Shares, Common Shares and Special Common Shares in March 2006. Optional stock purchases of Common Shares and Special Common Shares will also be suspended. TDS plans to resume dividend reinvestments and optional purchases by June 2006 after TDS is current in its SEC filings.

Item 9.01. Financial Statements and Exhibits

(c) Exhibits:

        In accordance with the provisions of Item 601 of Regulation S-K, any Exhibits filed herewith are set forth on the Exhibit Index attached hereto.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereto duly authorized.

Telephone and Data Systems, Inc.
(Registrant)

Date: March 3, 2006

By:	/s/ D. Michael Jack

D. Michael Jack
Senior Vice President and Corporate Controller

EXHIBIT INDEX The following exhibits are filed herewith as noted below.

Exhibit Number	Description of Exhibit
99.1	Press Release dated February 27, 2006.
99.2	Press Release dated February 27, 2006.
99.3	Press Release dated February 28, 2006.
99.4	Private Securities Litigation Reform Act of 1995 Safe Harbor Cautionary Statement